Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE

CERTIFICATE OF INCORPORATION

OF
TACTILE SYSTEMS TECHNOLOGY, INC.

Tactile Systems Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: At a meeting of the Board of Directors of the Corporation, the Board of Directors approved a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation.

SECOND: The proposed amendment provides that Article 6 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE 6

BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal the by-laws of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the by-laws; provided, however, that, with respect to the power of holders of the capital stock to adopt, amend and repeal by-laws of the Corporation, notwithstanding any other provision of the by-laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the by-laws or any Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s 2019 annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 9th day of May, 2019.

By:	/s/ Brent A. Moen
Name: Brent A. Moen
Title: Chief Financial Officer

[Signature Page to Certificate of Amendment]